December 30, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have read Item 4.01 included in the Form 8-K/A dated October 8, 2008 of Capital Growth Systems, Inc. to be filed with the Securities and Exchange Commission.  We are in agreement with the Registrant’s statements in Items 4.01 regarding our firm.

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC